EXHIBIT 4.3






             Incorporated Under the Laws of the State of Delaware

[Certificate Number]                                [Number of shares]


                          Seer Technologies, Inc.

                  Series A Convertible Preferred Stock
                          Par Value $.01 Each



This is to certify that _________________________________ is the owner of
_____________fully paid and non-assessable shares of the Series A Convertible Preferred Stock of Seer Technologies, Inc. transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney, upon surrender of this Certificate, properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.


Dated:


_____________________________                ________________________________
   Secretary/Treasurer                                  President